Exhibit 10.30

FIFTEENTH AMENDMENT AND MODIFICATION TO
LOAN AND SECURITY AGREEMENT

THIS FIFTEENTH AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is dated October 8, 2004 by and among SHERWOOD BRANDS OF VIRGINIA, LLC (“VA”), SHERWOOD BRANDS, LLC (“MD”), SHERWOOD BRANDS OF RI, INC. (“RI”), ASHER CANDY, INC. (formerly known as Asher Candy Acquisition Corporation) (“Asher”), SHERWOOD BRANDS, INC. (“Guarantor”) and WACHOVIA BANK, NATIONAL ASSOCIATION, formerly known as First Union National Bank (the “Lender”).  VA, MD, RI and Asher are referred to collectively as “Borrowers” or each as a “Borrower”.

BACKGROUND

A.                                   Borrowers, Guarantor and Lender entered into that certain Loan and Security Agreement dated June 12, 2001 (as amended by that certain First Amendment and Modification to Loan and Security Agreement dated April 30, 2002, that certain Second Amendment and Modification to Loan and Security Agreement dated September 5, 2002, that certain Third Amendment and Modification to Loan and Security Agreement dated April 7, 2003, that certain Fourth Amendment and Modification to Loan and Security Agreement dated May 30, 2003, that certain Fifth Amendment and Modification to Loan and Security Agreement dated July 30, 2003 (the “Fifth Amendment”), that certain Sixth Amendment and Modification to Loan and Security Agreement dated November 24, 2003, that certain Seventh Amendment and Modification to Loan and Security Agreement dated February 13, 2004, that certain Eighth Amendment and Modification to Loan and Security Agreement dated April 8, 2004, that certain Ninth Amendment and Modification to Loan and Security Agreement dated June 11, 2004, that certain Tenth Amendment and Modification to Loan and Security Agreement dated July 31, 2004, that certain Eleventh Amendment and Modification to Loan and Security Agreement dated August 20, 2004, that certain Twelfth Amendment and Modification to Loan and Security Agreement dated August 31, 2004, that certain Thirteenth Amendment and Modification to Loan and Security Agreement dated September 13, 2004, that certain Fourteenth Amendment and Modification to Loan and Security Agreement dated September 30, 2004 and as the same may be further amended from time to time, the “Loan Agreement”).

B.                                     Borrowers and Guarantors have requested that Lender extend the Term and further amend the Loan Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Confirmation of Background.  Borrowers and Guarantor ratify, confirm and acknowledge that the statements contained in the foregoing Background are true, accurate and complete in all respects.

2.                                       Permitted Subsidiary.

(a)                                  Borrowers and Guarantor have informed Lender that Guarantor has formed a wholly-owned subsidiary known as Sherwood Brands Zip, LLC, a Maryland limited liability company (“Sub-Transaction”).

(b)                                 Lender consents to the Sub-Transaction and, solely for the purpose of avoiding the occurrence of a default or an Event of Default, which could be caused by the Sub-Transaction, waives Borrowers’ and Guarantor’s compliance with those provisions of the Loan Agreement and the other Loan Documents which would prohibit the Sub-Transaction, including, without limitation, the provisions of Section 6.15 of the Loan Agreement.

(c)                                  The foregoing consent and waiver is given solely in connection with the Sub-Transaction and shall not be deemed to be an agreement, obligation or commitment by Lender to consent to any other transaction which would be prohibited by the terms and conditions of the Loan Agreement or any of the other Loan Documents.

(d)                                 Borrowers and Guarantor hereby acknowledge and agree that, except with the prior written consent of Lender, which consent may be withheld by Lender in its sole discretion, no Borrower or Guarantor will make any loans, advances, capital contributions or other extensions of credit to Sherwood Brands Zip, LLC.

3.                                       Permitted Out-of Formula Amount.

(a)                                  During the period commencing October 8, 2004 through and including November 21, 2004 only, in addition to the sums otherwise available to Borrowers as Revolving Loans supported by the Borrowing Base, Borrowers may borrow for each period listed in Column A below, an amount up to the amount listed in Column B below for such period (the “Permitted Out-of-Formula Amount”):

Column A	Column B

Commencing October 8, 2004 through and including October 31, 2004	$1,000,000.00

Commencing November 1, 2004 through and including November 14, 2004	$500,000.00

Commencing November 15, 2004 through and including November 21, 2004	$250,000.00

(b)                                 Commencing on November 22, 2004 and at all times thereafter, no Permitted Out-of-Formula Amount shall be available to Borrowers.

(c)                                  Notwithstanding anything in this Amendment to the contrary, in no event will the sum of the (i) Revolving Loans and Letters of Credit supported by the Borrowing Base, plus (ii) Revolving Loans and Letters of Credit supported by the Permitted Out-of-Formula Amount, exceed the Maximum Revolving Credit, less any Reserves.

4.                                       Unused Line Fee.  Commencing September 1, 2004, Section 3.3 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“3.3                           Unused Line Fee.  Borrowers shall pay Lenders, monthly, on the first day of each month, in arrears, an Unused Line Fee for each month during the Term equal to .375% per annum of the amount, if any, by which the Maximum Revolving Credit exceeds the average outstanding daily principal balance during the preceding month of all Revolving Loans and any Letters of Credit.”

5.                                       Reporting Requirements.

(a)                                  Section 6.10(b)(i) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(i)                               Intentionally Deleted.”

(b)                                 Section 6.10 of the Loan Agreement is hereby amended by adding the following as subsection (h) thereto:

“(h)                           Borrowers shall, at their expense and within thirty (30) days following the end of each calendar month, deliver to Lender a compliance certificate duly completed and certified by Borrowers’ chief executive officer or chief financial officer, demonstrating Borrowers’ compliance with the financial covenants set forth in Section 6.19 for the immediately preceding calendar month and showing the calculations therefor in reasonable detail.”

6.                                       Financial Covenants.

(a)                                  Lender hereby waives any default or Event of Default that exists or may arise under the Loan Agreement as a result of Borrowers’ failure to comply with (i) the Tangible Net Worth requirement set forth in Section 6.19(a) of the Loan Agreement and (ii) the Fixed Charge Coverage Ratio set forth in Section 6.19(b) of the Loan Agreement for the periods ended April 30, 2004 and July 31, 2004.

(b)                                 The foregoing waivers apply solely to Borrowers’ failure to comply with (i) such Tangible Net Worth  requirement and (ii) such Fixed Charge Coverage Ratio for the periods ended April 30, 2004 and July 31, 2004 only and do not apply to or constitute a waiver of any other default, failure or Event of Default that exists or may exist under the Loan Agreement.

(c)                                  Section 6.19 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“6.19                     Financial Covenants.  Borrowers and Guarantor, as applicable, shall at all times comply with the following:

“(a)                            Borrowers shall have EBITDA as of the end of each period listed in Column A below of the amount listed in Column B below for such period:

Column A	Column B

The three month period ending October 31, 2004	at least $1,282,000.00

The two month period ending November 30, 2004	at least $2,838,000.00

The four month period ending December 31, 2004	at least $3,789,000.00

The five month period ending January 31, 2005	at least $4,012,000.00

The six month period ending February 28, 2005	at least $4,300,000.00

The seven month period ending March 31, 2005	at least $4,723,000.00

The eight month period ending April 30, 2005	at least $4,340,000.00

The nine month period ending May 31, 2005	at least $3,965,000.00

The ten month period ending June 30, 2005	at least $3,628,000.00

The eleven month period ending July 31, 2005	at least $3,303,000.00

(b)                                 Borrower shall have Net Excess Availability as of the date listed in Column A below of at least the amount listed in Column B below for such date:

Column A	Column B

October 30, 2004	$	not less than negative 565,000.00

November 27, 2004		$1,930,000.00

December 25, 2004		$1,870,000.00

January 1, 2005		$1,290,000.00

February 26, 2005		$1,780,000.00

March 26, 2005		$2,460,000.00

April 30, 2005		$1,420,000.00

May 28, 2005		$1,200,000.00

June 25, 2005		$1,090,000.00

July 30, 2005		$590,000.00

(c)                                  Borrowers and Guarantor shall not, directly or indirectly, expend or commit to expend, for fixed or capital assets (including capital lease obligations) (collectively “Capital Expenditures”) an aggregate amount in excess of One Hundred Thousand Dollars ($100,000.00) in the fiscal year ending July 31, 2005.

(d)                                 As used in this Agreement, the following terms shall have the following meanings:

(i) “EBITDA” means, for the applicable period, the sum of net income of Guarantor, Borrowers and their subsidiaries (exclusive of (A) extraordinary items of income or loss and (B) other income or expenses not resulting directly from the core business operations of Guarantor, Borrowers or their subsidiaries), plus amounts which, in the determination of such net income, have been deducted for interest expense, total federal, state, local and foreign income, value added and similar taxes, and depreciation and amortization; all as determined in accordance with GAAP and on a consolidated basis.

(ii)  “Net Excess Availability” means, at a particular date,  undrawn availability under the Revolving Loans after deducting all sums due and owing to Borrowers’ trade creditors which are more than thirty (30) days past due (unless Borrowers shall have provided evidence satisfactory to Lender that the party due such payables has agreed to other terms), less all Reserves established by Lender.”

7.                                       Inventory Sublimit.  Section 10.1(c)(i) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(i)                               Total Eligible Inventory                                                                  $7,500,000.00”

8.                                       Letter of Credit Charge.  Commencing September 1, 2004, Section 10.2(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a)	Commercial Letters of Credit Charge	3.0% per annum on daily outstanding balance”

9.                                       Term.  Section 10.4 of the Loan Agreement is deleted in its entirety and replaced with the following:

“10.4  Term.                              Terminating on August 1, 2005.”

10.                                 Inventory.  Notwithstanding anything in the Loan Agreement to the contrary, Out-of-Season Inventory which otherwise satisfies all other requirements for Eligible Inventory may be included in the calculation of the Borrowing Base; provided, however, the maximum amount of such Out-of-Season Inventory included in the calculation of the Borrowing Base shall not exceed Five Hundred Thousand Dollars ($500,000.00).  As used herein, “Out-of-Season Inventory” shall mean inventory purchased or manufactured by Borrowers for a particular holiday season, during the applicable period shown on Exhibit “A” attached hereto.  By way of example only, inventory purchased or manufactured by Borrowers and consisting of Christmas Canes would be Out-of-Season Inventory for the period from December 26 through and including March 1.

11.                                 Cash Collateral.

(a)                                  Pursuant to the terms of that certain Amended and Restated Reimbursement Agreement, dated as of May 1, 1997 among VA, MD, Guarantor and Lender (as amended by that certain First Amendment to Amended and Restated Reimbursement Agreement dated February 26, 1998, that certain Second Amendment to Amended and Restated Reimbursement Agreement dated April 11, 2000, that certain Third Amendment to Amended and Restated Reimbursement Agreement dated July 30, 2003, that certain Fourth Amendment to Amended and Restated Reimbursement Agreement dated of even date herewith (the “Fourth Amendment”) and as the same may be further amended, restated or supplemented from time to time, the “Reimbursement Agreement”), VA agreed to establish the LC Collateral Account (as defined in the Reimbursement Agreement) and to maintain certain account balances in such account.  VA hereby grants to Lender a security interest in the LC Collateral Account.  Such funds will be held by Lender as cash collateral to secure the payment and performance of all of the Borrowers’ Obligations.  Lender will have sole dominion and control over all funds in the LC Collateral Account and such funds may be withdrawn only by Lender.  Lender will have the right to apply all or any part of such funds towards payment of any of the Obligations.

(b)                                 Borrowers hereby authorize and direct Lender, from time to time, to disburse Revolving Loans into the LC Collateral Account to satisfy Borrower’s obligations under Section 4 of the Fourth Amendment without further authorization from Borrowers.  Such authorization shall in no way relieve VA of its obligation comply with Section 4 of the Fourth Amendment.

12.                                 Repayment of Term Loan B.  Notwithstanding any of the terms and conditions set forth in the Loan Agreement or any of the other Loan Documents, Borrowers shall pay to Lender the unpaid principal balance of Term Loan B, plus all accrued and unpaid interest thereon and all fees, costs and expenses due in connection therewith on or before March 31, 2005.

13.                                 Use of Non-Ordinary Income.  In addition to all other obligations of Borrowers with respect to proceeds of Collateral, any and all cash received by any Borrower, including, without limitation, insurance proceeds, dividends, tax refunds, the proceeds of any asset sale (provided Lender has consented to such sale in writing), and the proceeds of the settlement of any lawsuit shall be delivered to Lender.  Lender may apply any funds received under this section to payment of any of the Obligations, whether or not due, in any order or manner as Lender determines.

14.                                 Subordinated Debt.

(a)                                  Existing Indebtedness.  Borrowers and Guarantors acknowledge and agree that, as of the date hereof, the outstanding principal balance of the indebtedness of Borrowers and/or Guarantor (i) to Lana, LLC is Three Million Five Hundred One Thousand Nine Hundred Eighty-Six and 78/100 Dollars ($3,501,986.78) and (ii) to Ilana Frydman is Four Hundred Sixty-Seven Thousand Eight Hundred Dollars ($467,800.00).

(b)                                 Obligations to Lana, LLC

(i)                                     In addition to all of the other conditions set forth in that certain Subordination Agreement among Borrowers, Lana, LLC and Lender dated July 30, 2003 (as amended, the “Subordination Agreement”), no Borrowers will make, and Lana, LLC will not demand or accept, either directly or indirectly, payment (of any kind or character) of all or any part of the Subordinated Debt (as defined in the Subordination Agreement) until all of the Obligations have been paid in full and Lender shall no longer have any obligation, agreement or commitment to advance any sums to any Borrower.

(ii)                                  Contemporaneously with the execution of this Amendment, Borrowers shall cause Lana, LLC to execute and deliver to Lender an amendment to the Subordination Agreement in form and content satisfactory to the Lender, pursuant to which Lana, LLC shall acknowledge and agree that Lana, LLC shall not receive payment (of any kind or character) of all or any part of the Subordinated Debt (as defined in the Subordination Agreement) until all of the Obligations have been paid in full and Lender shall no longer have any obligation, agreement or commitment to advance any sums to any Borrower.

(c)                                  Obligations to Ilana Frydman.

(i)                                     Borrowers have received, or in the future will receive, cash proceeds of a loan or loans from Ilana Frydman in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) (the “Frydman Subordinated Debt”).

(ii)                                  Contemporaneously with the execution of this Amendment, Borrowers shall cause Ilana Frydman to execute and deliver to Lender a subordination agreement in form and content satisfactory to the Lender, pursuant to which Ilana Frydman shall acknowledge and agree that they shall not receive payment (of any kind or character) of all or any part of the Frydman Subordinated Debt except as provided for in such subordination agreement.

(d)                                 Borrowers and Guarantor hereby acknowledge and agree that, pursuant to Section 6.25 of the Loan Agreement, no Borrower or Guarantor shall, nor shall any of them permit their subsidiaries to, incur or create any liability or indebtedness, including capitalized leases, other than as provided for in Section 6.25 of the Loan Agreement.  Any previous waivers and/or consents by Lender in connection with any indebtedness incurred by any Borrower or Guarantor have been given solely as an accommodation to Borrowers and Guarantor, on Borrowers’ and Guarantor’s request, and shall not be deemed to be an agreement, obligation or commitment by Lender to waiver and/or consent to any other indebtedness to be incurred by any Borrower or Guarantor which would be prohibited by the terms and conditions of the Loan Agreement or any of the other Loan Documents.

15.                                 Additional Reporting Requirements.  In addition to all other information required to be delivered under the Loan Agreement:

(a)                                  On or before October 31, 2004, Borrowers shall deliver to Lender a schedule, which shall be in form satisfactory to Lender, detailing the (i) fixed assets of Borrowers sold or moved to a location outside of the United States since July 31, 2003, (ii) fixed assets of Borrowers scheduled to be sold or moved to a location outside of the United States, (iii) estimated sale price or appraised value of such fixed assets and (iv) date or estimated timing of such sale or move.  Any such sale or movement of fixed assets shall be further subject to the terms and conditions of Section 8 of the Fifth Amendment.

(b)                                 One time every fourteen (14) days, Borrowers shall deliver to Lender a report including (i) projections, including without limitation projected Net Excess Availability, and cash flows on a week-by-week basis for the next succeeding thirteen (13) week period and (ii) a cash flow statement for the immediately preceding two (2) week period, in each case prepared by the chief financial officer of Borrowers.  Such report shall include an explanation of any variances between the projections previously delivered to Lender and the actual results of operations.

16.                                 Amendment Fee.

(a)                                  Borrowers shall pay to Lender an amendment fee in the amount of $95,000.00 (the “Amendment Fee”), which has been fully earned by Lender as of the date hereof.

(b)                                 The Amendment Fee shall be paid as follows:

(i)                                     $5,000.00 on the date of execution of this Amendment; and

(ii)                                  $90,000.00 on the earlier of (A) January 3, 2005, (B) the occurrence of an Event of Default and demand by Lender for payment in full of the Obligations or (C) termination of the Loan Agreement for any reason.

17.                                 Further Agreements and Representations. Each Borrower and Guarantor does hereby:

(a)                                  ratify, confirm and acknowledge that, as amended hereby, the Loan Agreement and the other Loan Documents are valid, binding and in full force and effect;

(b)                                 covenant and agree to perform all of such Borrower’s and Guarantor’s obligations under the Loan Agreement and the other Loan Documents, as amended;

(c)                                  acknowledge and agree that as of the date hereof, neither any Borrower nor Guarantor has any defense, set-off, counterclaim or challenge against the payment of any sums owing under any of the Obligations, as amended, or the enforcement of any of the terms of the Loan Agreement or of the other Loan Documents, as amended;

(d)                                 acknowledge and agree that except as heretofore disclosed to Lender by Borrowers in writing, all representations and warranties of Borrowers and Guarantor contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

(e)                                  represent and warrant that, no Event of Default or event which with the delivery of notice, passage of time or both would constitute an Event of Default exists or will exist; and

(f)                                    covenant and agree that Borrowers’ or Guarantor’s failure to comply with the terms of this Amendment or any of the other Loan Documents shall constitute an Event of Default under the Loan Agreement.

18.                                 Additional Documents; Further Assurances.  Borrowers and Guarantor covenant and agrees to execute and deliver to Lender, or to cause to be executed and delivered to Lender contemporaneously herewith, at the sole cost and expense of Borrowers, all documents, agreements, statements, resolutions, certificates, consents and information as Lender may require in connection with the matters or actions described herein.  Borrowers and Guarantor further covenant and agree to execute and deliver to Lender or to cause to be executed and delivered at the sole cost and expense of Borrowers, from time to time, any and all other documents, agreements, statements, certificates and information as Lender shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents, or to enforce or to protect Lender’s interest in the Collateral.  All such documents, agreements, statements, etc., shall be in form and content acceptable to Lender in its reasonable sole discretion.

19.                                 Release.  Borrowers and Guarantor acknowledge and agree that they have no claims, suits or causes of action against Lender and hereby remise, release and forever discharge Lender and its officers, directors, shareholders, employees, agents, successors and assigns from any claims, suits or causes of action whatsoever, in law or equity, which any Borrower or Guarantor has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.

20.                                 Certain Fees, Costs, Expenses And Expenditures.  Borrowers will pay all of the Lender’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, disbursements, expenses, appraisal costs and fees and expenses of counsel retained by Lender and all fees related to filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated.  Nothing contained herein shall limit in any manner whatsoever Lender’s right to reimbursement under any of the Loan Documents.

21.                                 No Further Amendment; No Course of Dealing.  Nothing contained herein constitutes an agreement or obligation by Lender to grant any further amendments with respect to any of the Loan Documents.  Any waiver or implied waiver by Lender of any obligations or covenants of Borrowers, Guarantor or any of them, under the Loan Documents is expressly terminated and rescinded and Borrowers shall strictly perform and comply with all obligations and covenants under the Loan Documents.

22.                                 Inconsistencies. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers.

23.                                 Construction.  Any capitalized terms used in this Amendment not otherwise defined shall have the meaning as set forth in the Loan Agreement.

24.                                 Binding Effect.  This Amendment, upon due execution hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

25.                                 Governing Law.  This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

26.                                 Severability.  The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

27.                                 No Third Party Beneficiaries.  The rights and benefits of this Amendment and the Loan Documents shall not inure to the benefit of any third party.

28.                                 Headings.  The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

29.                                 Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed the day and year first above written.

LENDER:		BORROWERS:

WACHOVIA BANK, NATIONAL ASSOCIATION		SHERWOOD BRANDS OF VIRGINIA, LLC
a Virginia limited liability company

By:	/s/ George C. Kyvernitis	By:	SHERWOOD BRANDS, INC.,
	Georgios C. Kyvernitis, Director		Sole Member

			By:	/s/ Amir Frydman
Amir Frydman

SHERWOOD BRANDS, LLC,
a Maryland limited liability company

		By:	SHERWOOD BRANDS, INC.,
Sole Member

			By:	/s/ Amir Frydman
Amir Frydman
Executive Vice President

SHERWOOD BRANDS OF RI, INC.

		By:		/s/ Amir Frydman
Amir Frydman
Executive Vice President

ASHER CANDY, INC.

		By:	/s/ Amir Frydman
Amir Frydman
Executive Vice President

(SIGNATURES CONTINUED ON FOLLOWING PAGE)

(SIGNATURES CONTINUED FROM PREVIOUS PAGE)

GUARANTOR:

SHERWOOD BRANDS, INC.

By:	/s/ Amir Frydman
Amir Frydman
Executive Vice President

EXHIBIT “A”

Out-of-Season Inventory

Type of Inventory	Period included in Out-of-Season Inventory

Christmas Canes	December 26 through and including March 1

Christmas Gift items	December 26 through and including April 30

All other Christmas Categories	December 26 through and including June 30

Valentines items	February 15 through and including May 31

Easter items consisting of finished goods	Day after Easter through and including September 30

Halloween items	October 31 through and including March 31